Edward S. Knight
Executive Vice President,
General Counsel and
Chief Regulatory Officer
805 King Farm Blvd, Suite 100
Rockville, MD 20850 / USA
(301) 978-8480
Edward.Knight@nasdaq.com

Nasdaq.com

February 26, 2016

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Notice of Disclosure in Annual Report on Form 10-K under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Dear Sir or Madam:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Nasdaq, Inc. has made disclosure pursuant to those provisions in its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the U.S. Securities and Exchange Commission on February 26, 2016.

Sincerely,

Nasdaq, Inc.

By:	/s/ Edward S. Knight
Edward S. Knight
Executive Vice President, General Counsel and Chief Regulatory Officer